EXHIBIT 12.1


                              Congoleum Corporation
      Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)
                                  December 31,

                                                   2004         2003       2002        2001        2000
                                                ---------------------------------------------------------

Earnings :

Income from continuing operations                $  2,948    $ (6,762)   $(19,273)   $ (1,640)   $(8,129)

Income tax expense(benefit)                        (2,545)     (3,874)         92        (506)    (3,976)

Interest expense - gross                            9,675       9,217       8,625       8,629      8,624

Capitalized interest                                 (228)       (311)       (250)       (330)    (1,113)

Amortization of debt origination costs                495         509         559         386        386

Interest portion of rental expense (est.)           1,330       1,214       1,223       1,214        932
                                                 -------------------------------------------------------

Adjusted earnings                                $ 11,675    $     (7)   $ (9,024)   $  7,753    $(3,276)
                                                 =======================================================

Fixed Charges :

Interest expense, net of capitalized interest    $  9,447    $  8,906    $  8,375    $  8,299    $ 7,511

Capitalized interest                                  228         311         250         330      1,113

Amortization of debt origination costs                495         509         559         386        386

Interest portion of rental expense (est.)           1,330       1,214       1,223       1,214        932
                                                 -------------------------------------------------------

Fixed Charges                                    $ 11,500    $ 10,940    $ 10,407    $ 10,229    $ 9,942
                                                 =======================================================

Ratio of adjusted earnings to fixed charges           1.0      N/A(1)      N/A(2)      N/A(3)     N/A(4)
                                                 =======================================================

(1)   Earnings were inadequate to cover fixed charges by $10,947
(2)   Earnings were inadequate to cover fixed charges by $19,431.
(3)   Earnings were inadequate to cover fixed charges by $2,476.
(4)   Earnings were inadequate to cover fixed charges by $13,218.